ACCESS WORLDWIDE APPOINTS NEW CHIEF OPERATING OFFICER

ARLINGTON, VA - October 15, 2007 - Access Worldwide Communications, Inc. (OTC Bulletin Board: AWWC.OB), a Business Process Outsourcing services company (“BPO”), today announced the appointment of J. Ted Jordan as Chief Operating Officer.

Effective October 10, 2007, Mr. Jordan will replace Mr. André as the Executive Vice President (“EVP”) and Chief Operating Officer (“COO”) of the Company. Mr. André resigned his position as EVP and COO in order to pursue other professional opportunities. Mr. André will be working with the Company to provide a seamless transition.

Mr. Jordan has been with the Company for more than 10 years, and prior to Mr. Jordan’s current appointment served as the Company’s Chief Information Officer (“CIO”) since April 2002. As the Company’s CIO, Mr. Jordan was responsible for all Access Worldwide information technology. Prior to becoming CIO, Mr. Jordan served as Senior Vice President, ITIS for the Company’s TelAc Teleservices division. Mr. Jordan has pioneered the development of a multi-tiered client server solution based on Internet technologies for the operation of communication centers. Before joining Access Worldwide, Mr. Jordan was founder and President of Jordan Computer Specialists, Inc., a software development and computer consulting company acquired by Access Worldwide in 1997.

“Georges was a key member of the executive team during his tenure at Access and I wish him all the best in his future pursuits. I have no doubt he will be successful at anything he does,” stated Shawkat Raslan, Chairman, President and Chief Executive Officer of Access Worldwide. Mr. Raslan added, “We are very pleased to have Ted serve the Company in his capacity as EVP & COO. While with Access he has demonstrated strong leadership, technical, and operational skills.”

About Access

Access Worldwide Communications, Inc. (OTC Bulletin Board: AWWC - News), is a leading business process outsourcing (“BPO”) services company that offers customer management and other BPO services from its offices in the United States and the Philippines. Headquartered in Arlington, Virginia and with approximately 1,000 employees worldwide, Access supports clients in a variety of industries, including financial services, technology, telecommunications, consumer products, healthcare and Media. More information is available at www.accessww.com.

Important Notice

This press release contains forward-looking statements. Such statements involve known or unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements, include, but are not limited to, the following: our ability to continue as a going concern if we are unable to generate cash flow and income from operations; competition from other third-party providers and those clients and prospects who may decide to do work in-house that we currently do for them; our ability to successfully operate our facilities in the Philippines; potential consumer saturation reducing the need for services; our ability and clients' ability to comply with state, federal and industry regulations; our reliance on a limited number of major clients and the reduction in services performed for or the loss of one or more major clients; our ability to develop or fund the operations of new products or service offerings; our reliance on technology; our reliance on key personnel and labor force and our ability to recruit additional personnel. For a more detailed discussion of these risks and others that could affect results, see our filings with the Securities and Exchange Commission, including the risk factors section of Access Worldwide’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission. The Company assumes no duty to update any forward-looking statements.

Access Worldwide Communications, Inc.
(703) 292-5210
Mark Wright
Investor Relations
mwright@accessww.com